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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_|  Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Dunn                                Michael                W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4000 First Avenue, N.E.
--------------------------------------------------------------------------------
                                    (Street)

Cedar Rapids                         Iowa                 52402
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

MACC Private Equities Inc. - MACC
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

        March 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                03/03/03                   P              100        A      $2.40      15,970          I       By wife.
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Common Stock                03/03/03                   P              800        A      $2.50      16,770          I       By wife.
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====================================================================================================================================

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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None.
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====================================================================================================================================
Explanation of Responses:

      /s/ Marilyn Benge                                         03/04/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

                                POWER OF ATTORNEY

     The undersigned,  an officer and/or director of MACC Private Equities Inc., a Delaware  corporation (the "Company"),  does hereby individually appoint David
R. Schroder,  Robert A. Comey and Marilyn Benge,  all of Cedar Rapids,  Iowa, or
any of them, with full power of substitution, the agent and attorney-in-fact for the undersigned (the "Agents"), to execute and deliver, for and on behalf of the undersigned,  Reports  on  Forms  3,  4 and 5  pursuant  to  Section  16 of  the
Securities and Exchange Act of 1934 (the "Act"), to be filed with the Securities and Exchange Commission, and any and all amendments to such Forms 3, 4 and 5, in accordance with  information  regarding  trading shares of the Company's  common stock provided by the undersigned.

     The undersigned understands and agrees that (i) this Power of Attorney does not relieve the undersigned of his or her duties and responsibilities  under the
Act but rather is executed as a convenience to the undersigned in complying with the Act,  and (ii) the  Agents  and the  Company  assume  no  responsibility  or
liability  in  connection  herewith,   but  undertake  only  to  facilitate  the
undersigned's  compliance  with the Act in  accordance  with  the  undersigned's directions.

     This Power of Attorney  may be executed in multiple  counterparts,  each of which shall be deemed an original, but which taken together shall constitute one instrument.

                                       Date:       October 8, 2002
                                            ------------------------------------

                                       Signature:  /s/ Michael W. Dunn
                                                 -------------------------------
                                                   Michael W. Dunn